As filed with the Securities and Exchange Commission on March 9, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EZCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	5900	74-2540145
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(512) 314-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary
EZCORP, Inc.
1901 Capital Parkway, Austin, Texas 78746
(512) 314-3409
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Robert L. Kimball
Christopher G. Schmitt
Vinson & Elkins L.L.P.
2001 Ross Avenue, 3700 Trammel Crow Center, Dallas, Texas 75201
(214) 220-7800
Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Class A Non-Voting Common Stock, par value $.01 per share	2,000,000	$9.92	$19,840,000	$2,306

(1)
Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(c), on the basis of the price of securities of the same class, using the average of the high and low prices for the Class A Non-Voting Common Stock reported on The NASDAQ Stock Market on March 4, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 9, 2015
Prospectus
EZCORP®
EZCORP, Inc.
2,000,000 Shares of Class A Non-Voting Common Stock
This prospectus relates to 2,000,000 shares of our Class A Non-Voting Common Stock that we may offer and issue from time to time in connection with future acquisitions of other businesses, assets or securities by EZCORP or its subsidiaries.
We will determine the amount and type of consideration to be offered, and the other specific terms of each acquisition, following negotiation with the owners or controlling persons of the businesses, assets or securities to be acquired. The consideration for any such acquisition may consist of shares of our Class A Non-Voting Common Stock or a combination of Class A Non-Voting Common Stock, cash, notes or assumption of liabilities. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with EZCORP or one of our subsidiaries. We expect that the shares of Class A Non-Voting Common Stock issued in connection with any of these transactions will be valued at a price reasonably related to the market value of our Class A Non-Voting Common Stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares or during some other negotiated period.
We will pay all expenses of any offerings under this prospectus. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933.
Our Class A Non-Voting Common Stock is traded on The NASDAQ Global Select Market under the symbol “EZPW.” On March 6, 2015, the last reported sale price for our Class A Non-Voting Common Stock on The NASDAQ Global Select Market was $10.11 per share.
Investing in our Class A Non-Voting Common Stock involves risk. You should carefully consider the “Risk Factors” beginning on page 2 in determining whether to accept our Class A Non-Voting Common Stock as all or part of the purchase price for our acquisition of your business, securities or other assets.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March , 2015.

ABOUT THIS PROSPECTUS
This prospectus is a part of a “shelf” registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the "SEC"). Under the shelf registration process, we may from time to time offer and issue up to 2,000,000 shares of our Class A Non-Voting Common Stock in connection with future acquisitions of other businesses, assets or securities. This prospectus provides a general description of the Class A Non-Voting Common Stock that we may offer and issue. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. Before accepting shares of our Class A Non-Voting Common Stock as all or part of the purchase price for your business, securities or other assets, you should carefully review this prospectus, any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”
This prospectus incorporates important business and financial information about EZCORP that is not included in or delivered with this prospectus. We will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Please direct your request for copies to:
Corporate Secretary, EZCORP, Inc.
Address — 1901 Capital Parkway, Austin, Texas 78746
Telephone — 512-314-2220
Email — Investor_Relations@ezcorp.com
To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.
You should rely only on information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any person to provide information or make any representation about this offering that is not in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is prohibited.
You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that is incorporated by reference herein or therein, is accurate as of any date other than its respective date.

i

EZCORP, INC.
We are a leader in delivering instant cash solutions to our customers across channels, products, services and markets. With more than 7,300 team members and over 1,400 locations, we offer our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada. At our pawn and buy/sell store, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
We fulfill the growing global consumer demand for immediate access to cash, financial services and affordable pre-owned merchandise. We offer a variety of instant cash solutions, including collateralized, non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including single-payment and multiple-payment unsecured loans and single-payment and multiple-payment auto title loans. In our Texas locations, we do not offer or fund loan products themselves, but rather offer credit services to help customers obtain loans from independent third-party lenders.
We own a 76% interest in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. ("Grupo Finmart," doing business under the names “Crediamigo” and “Adex”), a leading consumer loan provider headquartered in Mexico City; and a 59% interest in Renueva Commercial S.A.P.I. de C.V. ("TUYO"), a company headquartered in Mexico City that owns and operates buy/sell stores in Mexico City and the surrounding metropolitan area.
We own approximately 32% of Cash Converters International Limited (“Cash Converters International”), which is based in Australia and franchises and operates a worldwide network of over 750 locations that provide financial services and buy and sell second-hand goods. We also own the Cash Converters master franchise rights in Canada and are the franchisor of five stores there.
At our pawn stores, we offer pawn loans, which are non-recourse loans collateralized by tangible personal property, and sell merchandise to customers looking for good value. The merchandise we sell consists of second-hand collateral forfeited from our pawn lending activities or purchased from customers and new or refurbished merchandise from third party vendors. We also buy and sell second-hand goods. At our financial services stores and at some of our pawn and buy/sell stores, we offer a variety of consumer loan products, including single-payment, unsecured loans with maturity dates typically ranging from seven to 23 days; multiple-payment unsecured loans that may be repaid over extended periods of up to seven months; single-payment 30-day loans secured by automobile titles; multiple-payment auto title loans that carry terms of two to four months; and revolving lines of credit, both unsecured and secured by auto titles. In Texas, our financial services stores and our pawn stores that also offer financial services do not offer loan products themselves, but rather offer credit services to help customers obtain loans from independent third-party lenders.
EZCORP is a Delaware corporation headquartered in Austin, Texas. Our principal executive offices are located at 1901 Capital Parkway, Austin, Texas 78746, and our telephone number is 512-314-3400. We conduct our operations through wholly-owned subsidiaries, and unless otherwise specified, references in this prospectus to “EZCORP,” “we,” “us” or similar terms refer to EZCORP, Inc. and our consolidated subsidiaries.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). We intend that all forward-looking statements be subject to the safe harbors created by these laws. All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. These statements are often, but not always, made with words or phrases like “may,” “should,” “could,” “will,” “predict,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “projection,” and similar expressions. Such statements are only predictions of the outcome and timing of future events based on our current expectations and currently available information and, accordingly, are subject to substantial risks, uncertainties and assumptions. Actual results could differ materially from those expressed in the forward-looking statements due to a number of risks and uncertainties, many of which are beyond our control. In addition, we cannot predict all of the risks and uncertainties that could cause our actual results to differ from those expressed in the forward-looking statements. Accordingly, you should not regard any forward-looking statement as a representation that the expected results will be achieved. Important risk factors that could cause results or events to differ from current expectations are identified under “Risk Factors” below and in our SEC filings that are incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.
We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement except as required by law. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.
RISK FACTORS
There are many risks and uncertainties that may affect the operations, performance, development and results of our business. Many of these risks are beyond our control. The following is a description of the important risk factors that may affect our business. If any one or more of these risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In addition, the trading price of our Class A Non-Voting Common Stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially adversely affect our business, financial condition or results of operations.
You should consider carefully these risks and the risks described in any documents incorporated by reference, including our most recent annual and quarterly reports, before you accept shares of our Class A Non-Voting Common Stock as all or part of the purchase price for your business, securities or assets.
Risks Related to Our Business
Changes in laws and regulations affecting our financial services and products could have a material adverse effect on our operations and financial performance.
Our financial products and services are subject to extensive regulation under various federal, state, local and international laws and regulations. There have been, and continue to be, legislative and regulatory efforts to regulate, prohibit or severely restrict some of the types of short-term financial services and products we offer, particularly payday loans and auto title loans.
Adverse legislation could be enacted in any country, state or municipality in which we operate. If such legislation is enacted in any particular jurisdiction, we generally evaluate our business in the context of the new legislation and determine whether we can continue to operate in that jurisdiction with new or modified products or whether it is feasible to enhance our business with additional product offerings. In any case, if we are unable to continue to operate profitably under the new law, we may decide to close or consolidate stores, resulting in decreased revenues, earnings and assets.
For example, in recent years, many cities in Texas (including Austin, Dallas, Houston, San Antonio and El Paso) have adopted municipal ordinances imposing restrictions on certain financial services products we can offer as a credit services organization or credit access business in those cities. Specifically, the ordinances require municipal registrations, limit the amount borrowers can borrow and require principal paydowns on refinancing or with each installment payment. These limitations and restrictions make the products less attractive to our customers, thus lessening demand, and severely impair the financial viability of our financial services business in those cities. In fiscal 2013 we closed 20 financial services stores in Dallas and the State of Florida primarily due to the onerous regulatory requirements.
The current biennial session of the Texas legislature began in January 2015 and is scheduled to adjourn in May 2015. In connection with the current legislative session, several bills affecting the short-term consumer loan business in Texas have already been filed. These bills contain provisions that would, among other things, impose rate caps (36% annual percentage rate), mandate reporting to a state-wide database and enact the requirements of the municipal ordinances discussed above on a state-wide basis subject to the regulatory enforcement and supervision authority of the Office of the Consumer Credit Commissioner. It is not possible to say with any certainty what will happen with any of these bills or any other bill that may be introduced.
In addition, any financial services business that we undertake directly in international jurisdictions, as well as the financial services businesses conducted by our strategic affiliate, are subject to a variety of regulation by international governmental authorities. Adverse legislation or regulations could be enacted in any of such international jurisdictions, with the result that the financial services business in that jurisdiction becomes less profitable or unprofitable. For example, the Financial Conduct Authority (“FCA”), which on April 1, 2014, assumed primary regulatory authority over short-term consumer lending in the U.K., has issued guidance and rules that focus on the affordability of the credit extended (i.e., the customer’s ability to repay), the use of continuous payment authority to collect repayments and sustained use of short-term credit products. These rules became effective July

1, 2014. In addition, the FCA issued proposed rules in July 2014 that would significantly limit the amount of interest and fees that could be charged on “high cost short-term credit” products, including the loans we were offering online through our Cash Genie operations. These new limitations became effective January 1, 2015. The FCA’s guidance, new rules and proposed rules contributed to our decision to exit the online lending market in the U.K. and discontinue our Cash Genie operations in October 2014.
Many of the legislative and regulatory efforts that are adverse to the short-term consumer loan industry are the result of the negative characterization of the industry by some consumer advocacy groups and some media reports that ignore the credit risk and high transaction costs of serving our customers. We can give no assurance that there will not be further negative characterizations of our industry or that legislative or regulatory efforts to eliminate or restrict the availability of certain short-term loan products, including payday loans and auto title loans, will not be successful despite significant customer demand for such products. Such efforts, if successful, could have a material adverse effect on our operations or financial performance.
The Consumer Financial Protection Bureau has begun exercising its supervisory role over short-term, small-dollar lenders, which could result in a material adverse effect on our operations and financial performance.
The Consumer Financial Protection Bureau (the "CFPB") now exercises its supervisory and regulatory authority over non-depository companies providing consumer financial services products and services, including payday loans and other products and services we offer. The CFPB has cited several short-term lenders with violations of Dodd-Frank’s prohibition on “unfair, deceptive or abusive acts or practices” (“UDAAP”). It is not possible to accurately predict what affect the CFPB will have on our business. The CFPB, through its supervisory or enforcement role or through its rule-making authority, could take actions that would have a material adverse effect on our operations and financial performance. For a description of a current regulatory investigation being conducted by the CFPB, see the following risk factor.
Litigation and regulatory proceedings could have a material adverse impact on our business.
Currently and from time to time, we are defendants in various legal and regulatory actions. We cannot determine the ultimate outcome of any current litigation or regulatory actions. These matters are subject to inherent uncertainties and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from conducting our business as we currently do. Any unfavorable ruling or outcome could have a material adverse effect on our results of operations and could negatively affect our reputation. The following is a description of significant proceedings:

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Shareholder derivative litigation — On July 28, 2014, Lawrence Treppel, a purported holder of Class A Non-voting Common Stock, filed a derivative action in the Court of Chancery of the State of Delaware styled Treppel v. Cohen, et al. (C.A. No. 9962-VCP). The complaint, as originally filed and as amended on September 23, 2014, names as defendants Phillip E. Cohen, the beneficial owner of all of our outstanding Class B Voting Common Stock; several current and former members of our Board of Directors (Joseph J. Beal, Sterling B. Brinkley, John Farrell, Pablo Lagos Espinosa, William C. Love, Thomas C. Roberts and Paul E. Rothamel); three entities controlled by Mr. Cohen (MS Pawn Limited Partnership, the record holder of our Class B Voting Common Stock; MS Pawn Corporation, the general partner of MS Pawn Limited Partnership; and Madison Park LLC); and EZCORP, Inc., as nominal defendant. The amended complaint asserts the following claims:

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Claims against the current and former Board members for breach of fiduciary duties and waste of corporate assets in connection with the Board’s decision to enter into advisory services agreements with Madison Park from October 2004 to June 2014;

•	Claims against Mr. Cohen and MS Pawn Limited Partnership for aiding and abetting the breaches of fiduciary duties relating to the advisory services agreements with Madison Park; and

•	Claims against Mr. Cohen and Madison Park for unjust enrichment for payments under the advisory services agreements.
The plaintiff seeks (a) a recovery for the Company in the amount of the damages the Company has sustained as a result of the alleged breach of fiduciary duties, waste of corporate assets and aiding and abetting, (b) disgorgement by Mr. Cohen and Madison Park of the benefits they received as a result of the related party transactions and (c) reimbursement of costs and expenses, including reasonable attorney’s fees.
On October 13, 2014, motions to dismiss were filed on behalf of each defendant. The defendants filed their opening briefs in support of the motions to dismiss on November 12, 2014; the plaintiff filed his response brief on January 9, 2015; and the defendants filed their reply brief on February 6, 2015. On November 13, 2014, pursuant to the parties’ stipulation, the Court dismissed the action as to Mr. Brinkley, Mr. Rothamel and Mr. Lagos.
We intend to continue to defend vigorously against the claims asserted in this lawsuit. Although the lawsuit does not seek relief against the Company, we have certain indemnification obligations to the other defendants (including Madison Park and Mr. Cohen), which obligations include the payment of attorney’s fees in advance of the outcome. We cannot predict the outcome of this lawsuit, or the amount of time and expense that will be required to resolve it.
Federal securities litigation — On August 22, 2014, Jason Close, a purported holder of Class A Non-voting Common Stock, for himself and on behalf of other similarly situated holders of Class A Non-voting Common Stock, filed a lawsuit in the United States District Court for the Southern District of New York styled Close v. EZCORP, Inc., et al. (Case No. 1:14-cv-06834-ALC). The complaint names as defendants EZCORP, Inc., Paul E. Rothamel (our former chief executive officer) and Mark Kuchenrither (our current chief financial officer and our chief executive officer) and asserts violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In general, the complaint alleges that the implementation of certain strategic and growth initiatives were less successful than represented by the defendants, that certain of the Company’s business units and investments were not performing as well as represented by the defendants and that, as a result, the defendants’ disclosures and statements about the Company’s business and operations were materially false and misleading at all relevant times.
On October 17, 2014, the Automotive Machinists Pension Plan, also purporting to be the holder of Class A Non-voting Common Stock and acting for itself and on behalf of other similarly situated holders of Class A Non-voting Common Stock, filed a lawsuit in the United Stated District Court for the Southern District of New York styled Automotive Machinists Pension Plan v. EZCORP, Inc., et al (Case No. 1:14-cv-8349-ALC). The complaint names EZCORP, Inc., Mr. Rothamel and Mr. Kuchenrither as defendants, but also names Mr. Cohen and MS Pawn Limited Partnership. The complaint likewise asserts violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as well as Rule 10b-5 promulgated thereunder, alleging generally that (1) EZCORP and the officer defendants (Mr. Rothamel and Mr. Kuchenrither) issued false and misleading statements and omissions concerning the business and prospects, and compliance history, of the Company’s online lending operations in the U.K. and the nature of the Company’s consulting relationship with entities owned by Mr. Cohen and the process the Board of Directors used in agreeing to it, and (2) Mr. Cohen and MS Pawn Limited Partnership, as controlling persons of EZCORP, participated in the preparation and dissemination of the Company’s disclosures and controlled the Company’s business strategy and activities.
On October 21, 2014, the plaintiff in the Automotive Machinists Pension Plan action filed a motion to consolidate the Close action and the Automotive Machinists Pension Plan action and to appoint the Automotive Machinists Pension Plan as the lead plaintiff. On November 18, 2014, the court consolidated the two lawsuits under the caption In Re EZCORP, Inc. Securities Litigation (Case No. 1:14-cv-06834-ALC), and on January 16, 2015, appointed the lead plaintiff and lead counsel.
The consolidated case is at a very early procedural stage. We cannot predict the outcome of the litigation, but we intend to defend vigorously against all allegations and claims.

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SEC Investigation — On October 23, 2014, we received a notice from the Fort Worth Regional Office of the SEC that it was conducting an investigation into certain matters involving EZCORP, Inc. The notice was accompanied by a subpoena, directing us to produce a variety of documents, including all minutes and materials related to Board of Directors and Board committee meetings since January 1, 2009 and all documents and communications relating to our historical advisory services relationship with Madison Park (the business advisory firm owned by Mr. Cohen) and LPG Limited (a business advisory firm owned by Lachlan P. Given, our current Executive Vice Chairman and a current member of our Board of Directors). The SEC has also issued subpoenas to current and former members of our Board of Directors requesting production of similar documents. We have provided a number of documents in response to the subpoena and are cooperating fully with the SEC in its investigation.

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CFPB — In February 2014, we received a Civil Investigative Demand (“CID”) from the CFPB. The CID requested us to produce documents and provide answers to written questions. We submitted all information requested by this CID. In October 2014, we received a follow-up CID requesting additional information regarding certain of the matters addressed in the initial CID, and since then, the CFPB has taken oral testimony from Company representatives and has requested certain follow-up information. We continue to cooperate fully with the CFPB in its investigation. To date, no claims have been asserted by the CFPB as a result of our responses, although there can be no assurance that the CFPB will not assert claims, including that one or more of our historical practices constitute UDAAP violations. Any such claim could require us to pay fines, penalties and/or customer restitution, or could result in changes to our business practices to address the claims asserted.

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FCA — In the course of evaluating and preparing our Cash Genie business for compliance with the new FCA guidelines and rules, we noted three issues primarily related to our legacy business and self-reported those to the FCA in June 2014 and have been in regular dialog with the FCA regarding those issues since. In July, we agreed to the imposition of a Voluntary Requirement formalizing our commitment to review and evaluate the issues under the oversight of an independent "skilled person" appointed by the FCA to determine whether customers have been adversely affected by those issues and, if so, to assess the redress that would be appropriate. Grant Thornton was selected as the skilled person to oversee the process (referred to as a “section 166 process”), which commenced in November 2014. The section 166 process is ongoing, and at this point, it cannot be determined whether resolution of this matter will have a material adverse effect on our results of operations.

We have procured management liability insurance policies that should protect us from much of the potential exposure related to the shareholder derivative litigation and the federal securities litigation described above. However, under the terms of those policies, we bear the first $1 million of costs or liability associated with those actions. Consequently, we expect that our results of operations will be adversely affected by the current litigation until we exhaust the $1 million retention under our management liability insurance policies. In addition, to the extent that our ultimate liability in the current litigation or any subsequent litigation that is included in the same policy year exceeds the management liability policy limits, our results of operations could be adversely affected.
One person beneficially owns all of our voting stock and controls the outcome of all matters requiring a vote of stockholders, which may influence the value of our publicly traded non-voting stock.
Phillip E. Cohen is the beneficial owner of all of our Class B Voting Common Stock. As a result of his equity ownership stake, Mr. Cohen controls the outcome of all issues requiring a vote of stockholders and has the ability to appoint or remove directors who control our policies and operations. All of our publicly traded stock is non-voting stock. Consequently, stockholders other than Mr. Cohen have no vote with respect to the election of directors or any other matter requiring a vote of stockholders except as required by law. This lack of voting rights may adversely affect the market value of our publicly traded Class A Non-Voting Common Stock.
In July 2014, the sole voting stockholder amended the Company’s Bylaws in several respects. Those amendments, which are described in the Company’s Current Report on Form 8-K dated July 18, 2014 and filed July 22, 2014, generally restructure certain aspects of the Company’s corporate governance. For example, the amendments (a) permit the voting stockholder to fill vacancies on the Board of Directors and appoint and remove the Chairman of the Board and officers of the Company; (b) provide that the presence of 100% of the directors is necessary to constitute a quorum at any meeting of the Board; and (c) provide that the affirmative vote of 100% of the directors is necessary to approve any resolution of the Board.
For the past several years, we have entered into advisory services agreements with Madison Park, LLC, a financial advisory firm wholly owned by Mr. Cohen. The agreement for fiscal 2014 called for the payment of a retainer fee of $600,000 per month plus the reimbursement of out-of-pocket expenses incurred in connection with the engagement. On May 20, 2014, we provided Madison Park with a 30-day notice of termination pursuant to the terms of the agreement, and the agreement terminated effective June 19, 2014. See “Part III — Item 13 — Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions — Agreement with Madison Park” in our Annual Report on Form 10-K for the year ended September 30, 2014.

A significant portion of our business is concentrated in Texas.
As of December 31, 2014, over half of our financial services stores and almost half of our domestic pawn stores were located in Texas, and those stores account for a significant portion of our revenues and profitability. With the exception of activity at the municipal level that has negatively impacted (or may negatively impact) our financial services business, the legislative, regulatory and general business environment in Texas has been relatively favorable for our business activities. We have been successful in growing and expanding our businesses in areas outside Texas for the past several years, and we expect that our business in other areas will continue to grow faster than our business in Texas.
A negative legislative or regulatory change in Texas could have a material adverse effect on our overall operations and financial performance. We offer short-term consumer loans in Texas through our credit services organization program. If new adverse legislation is enacted in Texas, it could require us to alter or discontinue some or all of our consumer loan business in Texas. As noted above, bills that could potentially have an adverse impact on our consumer loan business in Texas have already been filed in connection with the upcoming Texas legislative session (which starts in January 2015). There can be no assurance that adverse legislation will not be considered, or possibly enacted, during the upcoming legislative session.
A significant or sudden decrease in gold values or the volume of gold transactions may have a material impact on our earnings and financial position.
Gold jewelry comprises a significant portion of the collateral security for our pawn loans and our inventory, and gold scrapping accounts for a significant portion of our revenues and gross profit. Pawn service charges, sales proceeds and our ability to liquidate excess jewelry inventory at an acceptable margin are dependent upon gold values and the volume of gold transactions. A decline in the availability of gold or our customers’ willingness or ability to sell us gold or use gold as collateral for pawn loans could significantly impact our business. During fiscal 2014, 2013 and 2012, we experienced a significant softening of gold prices and volumes, which had a significant negative impact on our profitability. The impact on our financial position and results of operations of a continued decrease in gold values or volumes or a change in customer behavior cannot be reasonably estimated because the market and customer response to changes in gold values is not known; however, a significant decline in gold values or gold volumes could result in decreases in sales, sales margins and pawn service charge revenues.
A significant change in foreign currency exchange rates could have a material adverse impact on our earnings and financial position.
We have foreign operations in Mexico and Canada and equity investments in Australia. Our assets and investments in, and earnings and dividends from, each of these must be translated to U.S. dollars from their respective functional currencies. A significant weakening of any of these foreign currencies could result in lower assets and earnings in U.S. dollars, resulting in a material adverse impact on our financial position, results of operations and cash flows.
Prolonged periods of economic recession and unemployment could adversely affect our lending and retail businesses.
All of our businesses, like other businesses, are subject to fluctuations based on varying economic conditions. Economic conditions and general consumer confidence affect the demand for our retail products and the ability and willingness of our customers to utilize our loan products and services. Our consumer loan products and services require the customer to have a verifiable recurring source of income. Consequently, we may experience reduced demand for our consumer loan products during prolonged periods of high unemployment. Weakened economic conditions may also result in an increase in loan defaults and loan losses. Even in the current economic environment, we have been able to efficiently manage our bad debt through our underwriting and collection efforts. There can be no assurance that we will be able to sustain our current bad debt rates or that we will not experience increasing difficulty in collecting defaulted loans.
A significant portion of our short-term consumer loan revenues and profitability is dependent upon the ability and willingness of unaffiliated lenders to make loans to our customers.
In Texas, where over half of our financial services stores are located, we do not make consumer loans to customers, but assist customers in arranging loans with unaffiliated lenders. Our credit services organization or credit access business could be adversely affected if (a) we were to lose our current relationships with unaffiliated lenders and were unable to establish a relationship with another unaffiliated lender who was willing and able to make short-term loans to our Texas customers or (b) the unaffiliated lenders are unable to obtain capital or other sources of funding at appropriate rates.
Achievement of our growth objectives is dependent upon our ability to open and acquire new stores.
Our expansion strategy includes opening de novo store locations and acquiring existing stores. The success of our de novo store strategy is contingent upon numerous factors that cannot be predicted or controlled, such as the availability of acceptable locations with a desirable customer base, the negotiation of acceptable lease terms, the ability to obtain required government permits and licenses and the existence of a suitable competitive environment. In addition, our acquisition strategy is dependent upon the availability of attractive acquisition candidates. The achievement of our growth objectives is also subject to our ability to attract, train and retain qualified team members. Failure to achieve our expansion goals would adversely affect our prospects and future results of operations.
Changes in the business, regulatory or political climate in Mexico could adversely affect our operations in those countries, which could adversely affect our growth plans.
Our growth plans include significant expansion in Mexico. Changes in the business, regulatory or political climate in Mexico, or significant fluctuations in currency exchange rates, could affect our ability to expand or continue our operations there, which could have a material adverse impact on our prospects, results of operations and cash flows.
Fluctuations in our sales, pawn loan balances, sales margins, pawn redemption rates and loan default and collection rates could have a material adverse impact on our operating results.
We regularly experience fluctuations in a variety of operating metrics. Changes in any of these metrics, as might be caused by changes in the economic environment, competitive pressures, changes in customers’ tastes and preferences or a significant decrease in gold prices could materially and adversely affect our profitability and ability to achieve our planned results of operations.
Changes in our liquidity and capital requirements or in banks’ abilities or willingness to lend to us could limit our ability to achieve our plans.
We require continued access to capital. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results. During fiscal 2014, we completed the sale of $230 million principal amount of 2.125% Cash Convertible Senior Notes Due 2019 and used the proceeds to, among other things, pay all outstanding amounts under, and terminate, our revolving credit facility with a syndicate of banks. Our ability to obtain additional credit or alternative financing, if needed, will depend upon market conditions, our financial condition and banks’ or other lenders’ willingness to lend capital at acceptable rates. The inability to access capital at acceptable rates and terms could impair our ability to achieve our growth objectives, which could adversely affect our financial condition and results of operations.
Changes in competition from various sources could have a material adverse impact on our ability to achieve our plans.
We encounter significant competition from other pawn stores, cash advance companies, credit service organizations, credit access businesses, online lenders, consumer finance companies and other forms of financial institutions and other retailers, many of which have significantly greater financial resources than we do. Significant increases in the number or size of competitors or other changes in competitive influences could adversely affect our operations through a decrease in the number or quality of loan products and services we are able to provide or our ability to liquidate forfeited collateral at acceptable margins.
Infrastructure failures and breaches in data security could harm our business.
We depend on our information technology infrastructure to achieve our business objectives. If a problem, such as a computer virus, intentional disruption by a third party, natural disaster, telecommunications system failure or lost connectivity impairs our infrastructure, we may be unable to process transactions or otherwise carry on our business. An infrastructure disruption could damage our reputation and cause us to lose customers and revenue, result in the unintentional disclosure of company or customer information and require us to incur significant expense to eliminate these problems and address related data security concerns.

We invest in companies for strategic reasons and may not realize a return on our investments.
We currently have a significant investment in Cash Converters International Limited, which is a publicly traded company based in Australia. We have made this investment, and may in the future make additional investments in this or other companies, to further our strategic objectives. The success of these strategic investments is dependent on a variety of factors, including the business performance of the companies in which we invest and the market’s assessment of that performance. If the business performance of any of these companies suffers, then the value of our investment may decline. If we determine that an other-than-temporary decline in the fair value exists for one of our equity investments, we will be required to write down that investment to its fair value and recognize the related write-down as an investment loss. Any realized investment loss would adversely affect our results of operations. We previously had an investment in Albemarle & Bond Holdings PLC, a U.K. pawnbroking company. Based on our review of Albemarle & Bond and its business as of September 30, 2013, we wrote down a significant portion of our investment, and recognized an investment loss, in the fourth quarter of fiscal 2013. Due to a continued deterioration in Albemarle & Bond’s business and prospects, we wrote down the remainder of our investment, and recognized an additional investment loss, in the second quarter of fiscal 2014.
We may incur property, casualty or other losses not covered by insurance.
We maintain a program of insurance coverage for various types of property, casualty and other risks. The types and amounts of insurance that we obtain vary from time to time, depending on availability, cost and our decisions with respect to risk retention. The policies are subject to deductibles and exclusions that result in our retention of a level of risk on a self-insurance basis. Losses not covered by insurance could be substantial and may increase our expenses, which could harm our results of operations and financial condition.
Our acquisitions, investments and other transactions could disrupt our ongoing business and harm our results of operations.
In pursuing our business strategy, we routinely conduct discussions, evaluate opportunities and enter into agreements regarding possible acquisitions, investments and other transactions. These transactions may involve significant challenges and risks, including risks that we may not realize the expected return on an acquisition or investment, that we may not be able to retain key personnel of an acquired business, or that we may experience difficulty in integrating acquired businesses into our business systems and processes. If we do enter into agreements with respect to acquisitions, investments or other transactions, we may fail to complete them due to inability to obtain required regulatory or other approvals or other factors. Furthermore, acquisitions, investments and other transactions require substantial management resources and have the potential to divert our attention from our existing business. These factors could harm our business and results of operations.
We could be subject to changes in tax rates, the adoption of new tax laws in the U.S. or other countries, or exposure to additional tax liabilities.
We are subject to taxes in the U.S. and several foreign jurisdictions. Current economic and political conditions make tax rates in any of these jurisdictions subject to significant change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities or changes in tax laws or their interpretation.
Events beyond our control could result in business interruption or other adverse effects on our operations and growth.
Our business or operations could be subject to interruption or damage due to inclement weather, natural disaster, power loss, acts of violence, terrorist attacks, war or similar events. Such events could impair our customers' access to our business, impact our ability to expand or continue our operations or otherwise have an adverse effect on our financial condition.
A decrease in demand for our products and specialty financial services and our failure to adapt to such decrease could result in a loss of revenue and could have a material adverse effect on us.
Although our products and services are a staple of our customer base, the demand for a particular product or service may decrease due to a variety of factors, such as regulatory restrictions that reduce customer access to particular products, the availability of competing products or changes in customers' financial conditions. Should we fail to adapt to a significant change in our customers' demand for, or access to, our products, our revenues could decrease significantly. Even if we make adaptations or introduce new products to fulfill customer demand, customers may resist or may reject products whose adaptations make them less attractive or less available. In any event, the effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time. In particular, we have changed, and will continue to change, some of our consumer loan operations and the products we offer. Any of these events could result in a loss of revenue and could have a material adverse effect on our business, prospectus, results of operations and financial condition.
Our Mexican payroll withholding business is highly dependent on the relationships that we build and sustain with state and local governments and labor unions.
Grupo Finmart and its brokers promote our payroll loan products through public-sector employers in governmental agencies across Mexico. If we are not able to maintain relationships with these entities or increase our distribution network through new relationships with other federal, state and local governments or labor unions, our ability to originate new payroll loans could be diminished, which would reduce the size of our payroll withholding lending loan portfolio. In addition, despite contractual arrangements which provide that the payroll counterparty will continue to deduct payments even if our relationship with that entity is terminated, the credit risk of our existing payroll loan portfolio could increase because payroll deduction payments on existing payroll loans could be disrupted, whether due to our severing a relationship with a broker or otherwise.
Goodwill comprises a significant portion of our total assets. We assess goodwill for impairment at least annually, which could result in a material, non-cash write-down and could have a material adverse effect on our results of operations and financial conditions.
The carrying value of our goodwill was $347 million, or approximately 25% of our total assets, as of September 30, 2014. In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 350-20-35 Goodwill - Subsequent Measurement, we test goodwill and intangible assets with an indefinite useful life for potential impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, a change in strategic direction, legal factors, operating performance indicators, a change in the competitive environment, the sale or disposition of a significant portion of a reporting unit, or future economic factors such as unfavorable changes in the estimated future discounted cash flows of our reporting units. Our annual goodwill impairment test is performed in the fourth quarter utilizing the income approach. This approach uses future cash flows and estimated terminal values for each of our reporting units (discounted using a market participant perspective) to determine the fair value of each reporting unit, which is then compared to the carrying value of the reporting unit to determine if there is an impairment. The income approach includes assumptions about revenue growth rates, operating margins and terminal growth rates discounted by an estimated weighted-average cost of capital derived from other publicly-traded companies that are similar but not identical from an operational and economic standpoint. We completed our annual assessment of goodwill and indefinite lived intangible assets as of September 30, 2014 (following the impairment or write-down of goodwill associated with discontinued operations in our two online lending business units) and determined that no material impairment existed at that date, other than an amount for internally developed software.
If our estimates of allowance for loan losses are not adequate to absorb losses, our results of operations and financial condition may be negatively affected.
We maintain an allowance for loan losses for estimated probable losses on company-funded loans and loans in default. We also maintain a reserve for loan losses for estimated probable losses on loans funded by our CSO partners, but for which we are responsible. At September 30, 2014, our aggregate reserve and allowance for losses on loans not in default (including loans funded by our CSO partners) was $27.6 million. The amount of reserves and allowances is based on our current assessment of and expectations concerning various factors affecting the quality of our loan portfolio. These factors include, among other things, our borrowers’ financial condition, repayment abilities and repayment intentions. This reserve, however, is an estimate, and if actual losses are greater than our reserve and allowance, our results of operations and financial condition could be adversely affected.
Judicial decisions, CFPB rule-making or amendments to the Federal Arbitration Act could render the arbitration agreements we use illegal or unenforceable.
We include arbitration provisions in our consumer loan agreements. These provisions are designed to allow us to resolve any customer disputes through individual arbitration rather than in court and explicitly provide that all arbitrations will be conducted on an individual and not on a class basis. Thus, our arbitration agreements, if enforced, have the effect of shielding us from class action liability. Our arbitration agreements do not generally have any impact on regulatory enforcement proceedings.
We take the position that the arbitration provisions in our consumer loan agreements, including class action waivers, are valid and enforceable. However, the enforceability of arbitration provisions is often challenged in court. If those challenges are successful, our arbitration and class action waiver provisions could be unenforceable, which could subject us to additional litigation, including class action litigation.
In addition, the U.S. Congress has considered legislation that would generally limit or prohibit mandatory arbitration agreements in consumer contracts and has enacted legislation with such a prohibition with respect to certain mortgage loan agreements and certain consumer loan agreements to members of the military on active duty and their dependents. Further, the Dodd-Frank Act directs the CFPB to study consumer arbitration and report to the U.S. Congress, and it authorized the CFPB to adopt rules limiting or prohibiting consumer arbitration, consistent with the results of its study. Any such rule would apply to arbitration agreements entered into more than six months after the final rule becomes effective (and not to prior arbitration agreements).
Any judicial decision, legislation or other rules or regulations that impair our ability to enter into and enforce consumer arbitration agreements and class action waivers could significantly increase our exposure to class action litigation as well as litigation in plaintiff-friendly jurisdictions. Such litigation would be costly and could have a material adverse effect on our business, results of operations and financial condition.
We may be exposed to liabilities under applicable anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.
We are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. We have business in countries and regions that are less developed and are generally recognized as potentially more corrupt business environments. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various anti-corruption laws, including the Foreign Corrupt Practices Act (the "FCPA"). We have implemented safeguards and policies to discourage these practices by our employees and agents. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees or agents may engage in conduct for which we might be held responsible. If employees violate our policies or we fail to maintain adequate record-keeping and internal accounting practices to accurately record our transactions, we may be subject to regulatory sanctions. Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions and penalties, and we may be subject to other liabilities that could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to Our Class A Non-Voting Common Stock
Our stock price may be volatile, and you may not be able to sell your shares of our stock at or above the price at which those shares were valued when you acquired them.
The price of our Class A Non-Voting Common Stock fluctuates, which may result in losses for investors. From January 1, 2012 to March 6, 2015, the price of our Class A Non-Voting Common Stock, as reported by The NASQAQ Global Select Market, ranged from a low of $8.28 per share to a high of $33.38 per share. We expect our Class A Non-Voting Common Stock to continue to be subject to fluctuations as a result of a variety of factors, some of which are beyond our control. These factors include:

•	The overall performance of our business, which is subject to the risks described above, among others;

•	Changes in financial estimates by securities analysts;

•	Changes in market valuations of comparable companies;

•	Additions or departures of key personnel; or

•	Future sales of our Class A Non-Voting Common Stock.
We may fail to meet expectations of our stockholders or of securities analysts at some time in the future, and our Class A Non-Voting Common Stock price could decline as a result.

The price of our Class A Non-Voting Common Stock may be adversely affected by the issuance and sale of our Class A Non-Voting Common Stock or by the perception that such issuances and sales may occur.
We cannot predict the size of future issuances or sales of our Class A Non-Voting Common Stock, including issuances of stock in connection with acquisitions of businesses, assets or securities and sales by the persons receiving such stock, or the effect that such issuances or sales may have on the market price for our Class A Non-Voting Common Stock. The issuance and sale of substantial amounts of Class A Non-Voting Common Stock or the announcement that such issuances and sales may occur, could adversely affect the market price of our Class A Non-Voting Common Stock.
The shares of Class A Non-Voting Common Stock that are issued in connection with acquisitions of other businesses, assets or securities, as described in this prospectus, generally will be freely transferable when issued, and the persons who receive shares in those transactions generally will be able to sell those shares at any time after the closing of the transaction. Sales of a large number of shares in a short period of time could have the effect of depressing the market price for our Class A Non-Voting Common Stock.
EZCORP'S ACQUISITION PROGRAM; PLAN OF DISTRIBUTION
This prospectus relates to 2,000,000 shares of our Class A Non-Voting Common Stock that we may offer and issue from time to time in connection with acquisitions of other businesses, assets or securities. We are actively looking for acquisition opportunities in the U.S. pawn industry. We may also consider acquisitions of short-term consumer loan or other cash advance businesses or other types of businesses that we believe to be related to or complementary to our core pawn and short-term consumer loan businesses.
We typically structure an acquisition of a pawn store or a chain of pawn stores as an asset purchase, but we may structure business acquisitions in a variety of ways, including acquiring assets, acquiring stock or other equity interests, or merging the acquired business with EZCORP or one of our subsidiaries.
The consideration for any acquisition may consist of shares of our Class A Non-Voting Common Stock or a combination of Class A Non-Voting Common Stock, cash, notes or assumption of liabilities. We expect that the shares of Class A Non-Voting Common Stock issued in connection with any transaction will be valued at a price reasonably related to the market value of our Class A Non-Voting Common Stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares or during some other negotiated period. We will determine the amount and type of consideration to be offered, and the other specific terms of each acquisition, following negotiation with the owners or controlling persons of the businesses to be acquired.
This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction, and the registration statement of which this prospectus is a part will be amended or supplemented, as required, to supply information concerning an acquisition.
We will pay all expenses of any offerings under this prospectus. We do not expect to pay underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act.
DESCRIPTION OF CAPITAL STOCK
General
The following is a description of the principal characteristics of our Class A Non-Voting Common Stock based on the terms and provisions of our Amended and Restated Certificate of Incorporation and Bylaws and the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
Authorized and Outstanding Capital Stock — We are authorized to issue 100,000,000 shares of Class A Non-Voting Common Stock, par value $0.01 per share, and 3,000,000 shares of Class B Voting Common Stock, par value $0.01 per share. As of March 6, 2015, there were 51,831,019 shares of Class A Non-Voting Common Stock and 2,970,171 shares of Class B Voting Common Stock issued and outstanding.
Our Class A Non-Voting Common Stock is traded on The NASDAQ Global Select Market under the symbol “EZPW.” Shares of the Class B Voting Common Stock are not publicly traded, and all outstanding shares of Class B Voting

Common Stock are held by a single stockholder, MS Pawn Limited Partnership, an entity controlled by Phillip E. Cohen. Each share of Class B Voting Common Stock is convertible, at the option of the holder, into a share of Class A Non-Voting Common Stock.
Preemptive Rights — Holders of Class A Non-Voting Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of shares of Class A Non-Voting Common Stock.
Voting Rights — The shares of Class A Non-Voting Common Stock have no voting rights except as required by law. Subject to the foregoing exception for the Class A Non-Voting Common Stock, all of the voting rights are assigned to the Class B Voting Common Stock. Consequently, holders of Class A Non-Voting Common Stock will not have any right to elect directors or to vote on any other matter that requires a vote of the Company's stockholders except as required by the Delaware General Corporation Law. Upon conversion of all of the outstanding Class B Voting Common Stock into Class A Non-Voting Common Stock, the holders of shares of the Class A Non-Voting Common stock will be entitled to vote on all matters submitted to a vote of the Company's stockholders and will be entitled to one vote per share of Class A Non-Voting Common Stock held.
Stockholder Meetings — Even though the Class A Non-Voting Common Stock has no voting rights, the Company holds an annual meeting of stockholders. All holders of Class A Non-Voting Common Stock receive notice of the annual meetings of stockholders, where they are given the opportunity to discuss with management the Company’s performance and plans.
Fully Paid — All outstanding shares of Class A Non-Voting Common Stock are fully paid and non-assessable. Any additional Class A Non-Voting Common Stock we offer under this prospectus and issue will also be fully paid and non-assessable.
Dividends — Under our Amended and Restated Certificate of Incorporation, all shares of our common stock, whether Class A Non-Voting Common Stock or Class B Voting Common Stock, share dividends pro rata, if, as and when declared by the Board of Directors out of funds legally available therefor. Our Board of Directors has not declared or paid any cash dividends on our common stock since our fiscal year ended September 30, 2000, and we do not anticipate paying any cash dividends in the immediate future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors.
Liquidation, Dissolution and Winding Up — Upon liquidation, dissolution or winding up of our affairs, the holders of the Class A Non-Voting Common Stock and the holders of the Class B Voting Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock.
Limitation on Directors’ Liability
Our Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	For any breach of the director’s duty of loyalty to the Company or its stockholders;

•	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	For unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	For any transaction from which the director derived an improper personal benefit.
The inclusion of this provision in our Amended and Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.
Transfer Agent and Registrar
American Stock Transfer & Trust Company serves as the registrar and transfer agent for the Class A Non-Voting Common Stock.

LEGAL MATTERS
The validity of the Class A Non-Voting Common Stock offered hereby has been passed upon by Vinson & Elkins L.L.P., Dallas, Texas, counsel to EZCORP.
EXPERTS
The consolidated financial statements as of September 30, 2014 and 2013, and for each of the two years in the period ended September 30, 2014, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of EZCORP, Inc.'s internal control over financial reporting, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows of EZCORP, Inc. for the year ended September 30, 2012, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and quarterly reports and other reports and information with the SEC. You may read and copy any of our reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also are available at the Internet website maintained by the SEC at www.sec.gov.
We maintain an Internet website at www.ezcorp.com. All of our reports filed with the SEC are accessible, free of charge, through the Investor Relations section of our website as soon as reasonably practicable after electronic filing. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.
INCORPORATION OF DOCUMENTS BY REFERENCE
THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. Except to the extent that information in those documents is deemed furnished and not filed pursuant to applicable securities laws and regulations, we incorporate by reference the documents listed below that we previously filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended September 30, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2014;

•	Current Reports on Form 8-K filed with the SEC on December 2, 2014; December 19, 2014; January 15, 2015; February 4, 2015; February 24, 2015; February 26, 2015; and March 3, 2015; and

•	The description of our Class A Non-Voting Common Stock set forth in Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on October 3, 2013.

We also incorporate by reference each of the documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except as noted below) after the date of this prospectus until the offering of the Class A Non-Voting Common Stock terminates or we have filed with the SEC an amendment to the Registration Statement relating to this offering that deregisters all shares of Class A Non-Voting Common Stock then remaining unsold. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report or in a particular prospectus supplement.
You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available on our website at www.ezcorp.com, and are available without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference into this prospectus, by making a request at:
EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746
Attn: Corporate Secretary
Telephone — 512-314-3400
Email — Investor_Relations@ezcorp.com
THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20 — Indemnification of Directors and Officers
Article Eighth of the Company’s Amended Certificate of Incorporation provides that the Company shall indemnify its present or former directors and officers, and may indemnify any employee or agent of the Company, to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”). Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify each of its present and former directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) to which such person is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, so long as (a) such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, or (b) such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein; provided, however, that in the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, indemnification is generally limited to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and is not available with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the Company unless and only to the extent that the court determines that such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 of the DGCL expressly provides that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145 of the DGCL also gives the Company the power to purchase and maintain insurance on behalf of any of its present or former directors, officers, employees or agents, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, and the Company maintains directors and officers insurance policies for the benefit of its directors, officers and employees.
The preceding discussion of the Company’s Amended Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by reference to the Company’s Amended Certificate of Incorporation and Section 145 of the DGCL.

Item 21 — Exhibits and Financial Statement Schedules
(a)    The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated October 1, 2013, Commission File No. 0-19424).
3.2
Certificate of Amendment, dated March 25, 2014, to the Company's Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated March 25, 2014, Commission File No. 0-19424)

3.3	Amended and Restated Bylaws, effective July 20, 2014 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated July 18, 2014, Commission File No. 0-19424).
4.1
Specimen of Class A Non-Voting Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 effective August 23, 1991, Commission File No. 33-41317).

5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of BDO USA, LLP
23.3*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1)
24.1*	Power of attorney (set forth on signature page)

* Filed herewith
(b)    Financial Statement Schedules
Schedules for which provision is made in the applicable accounting regulations of the SEC are either not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements incorporated by reference and therefore have been omitted.
Item 22 — Undertakings
(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e)
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 9, 2015.

EZCORP, INC.

By:	/s/ Mark E. Kuchenrither
Mark E. Kuchenrither, President and Chief Operating Officer, Chief Financial Officer
Power of Attorney
Each person whose signature appears below hereby authorizes and appoints Thomas H. Welch, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in the capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stuart I. Grimshaw	Chief Executive Officer and Director	March 9, 2015
Stuart I. Grimshaw	(principal executive officer)

/s/ Mark E. Kuchenrither	President and Chief Operating	March 9, 2015
Mark E. Kuchenrither	Officer and Chief Financial Officer
(principal financial officer)

/s/ Stephen A. Brown	Vice President, Finance and	March 9, 2015
Stephen A. Brown	Chief Accounting Officer
(principal accounting officer)

/s/ Lachlan P. Given	Executive Chairman of the Board	March 9, 2015
Lachlan P. Given

/s/ Matthew W. Appel	Director	March 9, 2015
Matthew W. Appel

/s/ Santiago Creel Miranda	Director	March 9, 2015
Santiago Creel Miranda

/s/ Peter Cumins	Director	March 9, 2015
Peter Cumins

/s/ Pablo Lagos Espinosa	Director	March 9, 2015
Pablo Lagos Espinosa

/s/ Thomas C. Roberts	Director	March 9, 2015
Thomas C. Roberts

/s/ Joseph L. Rotunda	Director	March 9, 2015
Joseph L. Rotunda

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated October 1, 2013, Commission File No. 0-19424).
3.2
Certificate of Amendment, dated March 25, 2014, to the Company's Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated March 25, 2014, Commission File No. 0-19424)

3.3	Amended and Restated Bylaws, effective July 20, 2014 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated July 18, 2014, Commission File No. 0-19424).
4.1
Specimen of Class A Non-Voting Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 effective August 23, 1991, Commission File No. 33-41317).

5.1*	Opinion of Vinson & Elkins LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of BDO USA, LLP
23.3*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1)
24.1*	Power of attorney (set forth on signature page)

* Filed herewith